Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Introductory Note to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2025, have been prepared to show the impact on Investar’s historical financial position and results of operations of the following transaction:

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the consummation of the merger, including the expected issuance of 3,955,272 shares of Investar common stock to WFB’s shareholders, valued at $26.72 per share, which was the closing price of Investar common stock as of December 31, 2025.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 is presented as if the merger with WFB had occurred on December 31, 2025. The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2025 is presented as if the merger and transactions that occurred therewith had occurred on January 1, 2025. The unaudited pro forma condensed combined consolidated financial statements give effect to the acquisition of WFB as a business combination under GAAP. Accordingly, all assets and liabilities were recorded at estimated fair value. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Investar management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

Investar anticipates that the acquisition of WFB will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of WFB. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had WFB and Investar been combined during these periods.

The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, Investar historical consolidated financial statements and related notes and those of WFB.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2025

	Historical Investar	Historical WFB	Purchase Accounting Adjustments	Notes	Pro Forma Combined
	(Dollars in thousands)
ASSETS
Cash and due from banks	$26,606	$7,579	$(10,018)	(1)	$24,167
Interest-bearing balances due from other banks	14,899	75,333	—		90,232
Cash and cash equivalents	41,505	82,912	(10,018)		114,399

Available for sale securities at fair value	370,614	50,738	—		421,352
Held to maturity securities at amortized cost	48,199	318	—		48,517
Loans held for sale	—	2,621	—		2,621
Loans	2,175,973	981,626	(21,850)	(2)	3,135,749
Less: allowance for credit losses	(26,349)	(10,596)	(1,064)	(3)	(38,009)
Loans, net	2,149,624	971,030	(22,914)		3,097,740
Equity securities at fair value	3,354	—	—		3,354
Nonmarketable equity securities	17,021	3,621	—		20,642
Bank premises and equipment, net	39,534	13,699	6,228	(4)	59,461
Other real estate owned, net	3,374	—	—		3,374
Accrued interest receivable	14,289	5,589	—		19,878
Deferred tax asset	14,050	2,799	2,799	(5)	19,648
Goodwill and other intangible assets, net	41,184	5,147	25,127	(6)(7)	71,458
Bank owned life insurance	69,188	13,740	—		82,928
Other assets	21,112	3,832	—		24,944
Total assets	$2,833,048	$1,156,046	$1,222		$3,990,316

LIABILITIES
Deposits:
Noninterest-bearing	$445,986	$187,870	$—		$633,856
Interest-bearing	1,904,263	834,691	768	(8)	2,739,722
Total deposits	2,350,249	1,022,561	768		3,373,578
Advances from Federal Home Loan Bank	116,000	64	—		116,064
Repurchase agreements	11,183	1,193	—		12,376
Subordinated debt, net of unamortized issuance costs	16,738	—	—		16,738
Junior subordinated debt	8,830	8,720	443	(9)	17,993
Other borrowings	—	15,141	(90)	(10)	15,051
Accrued taxes and other liabilities	28,975	5,598	—	(11)	34,573
Total liabilities	2,531,975	1,053,277	1,121		3,586,373

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock	30,353	—	—		30,353
Common stock	9,799	621	3,334	(12)	13,754
Surplus	146,133	33,277	68,454	(13)	247,864
Retained earnings	150,510	70,728	(73,544)	(14)	147,694
Accumulated other comprehensive loss	(35,722)	(1,857)	1,857	(15)	(35,722)
Total stockholders’ equity	301,073	102,769	101		403,943
Total liabilities and stockholders’ equity	$2,833,048	$1,156,046	$1,222		$3,990,316

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2025

	Investar	WFB	Pro Forma Adjustments	Notes	Pro Forma Combined
	In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$126,732	$70,106	$9,726	(16)	$206,564
Interest on investment securities:	14,683	2,424	—		17,107
Other interest income	2,601	2,473	—		5,074
Total interest income	144,016	75,003	9,726		228,745

INTEREST EXPENSE
Interest on deposits	57,868	33,970	685	(17)	92,523
Interest on borrowings	5,375	8,831	(27)	(18)	14,179
Total interest expense	63,243	42,801	658		106,702
Net interest income	80,773	32,202	9,068		122,043

Provision for credit losses	(3,391)	(1,370)	—		(4,761)
Net interest income after provision for credit losses	84,164	33,572	9,068		126,804

NONINTEREST INCOME
Service charges on deposit accounts	3,256	403	—		3,659
Mortgage loan sales/origination/processing	—	555	—		555
Gain on call or sale of investment securities, net	18	—	—		18
Loss on sale or disposition of fixed assets, net	(8)	—	—		(8)
Gain (loss) on sale of other real estate owned, net	29	(99)	—		(70)
Loss on sale of loans	—	(1,913)	—		(1,913)
Interchange fees	1,574	734	—		2,308
Income from bank owned life insurance	1,985	436	—		2,421
Change in the fair value of equity securities	261	—	—		261
Other operating income	2,348	807	—		3,155
Total noninterest income	9,463	923	—		10,386

NONINTEREST EXPENSE
Depreciation and amortization	2,792	935	2,009	(19)(20)(21)	5,736
Salaries and employee benefits	40,228	14,627	—		54,855
Occupancy	2,667	2,329	—		4,996
Data processing	3,456	1,153	—		4,609
Marketing	429	191	—		620
Professional fees	2,076	3,607	—		5,683
Acquisition expense	1,036	—	—		1,036
Other operating expenses	13,057	6,373	—		19,430
Total noninterest expense	65,741	29,215	2,009		96,965
Income before income tax expense	27,886	5,280	7,059		40,225
Income tax expense	4,982	1,014	1,482	(22)	7,478
Net income	$22,904	$4,266	$5,577		$32,747

Earnings per common share:
Basic earnings per common share	$2.22	$6.87			$2.49
Diluted earnings per common share	$2.13	$6.87			$2.32
Weighted-average common shares outstanding
Basic	9,829,130	620,912	3,334,360	(23)	13,163,490
Diluted	10,776,985	620,912	3,334,360	(23)	14,111,345

See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

On July 1, 2025, Investar entered into the merger agreement with WFB. Under the terms of the merger agreement, all of the issued and outstanding shares of WFB common stock were converted into aggregate merger consideration consisting of $7.2 million in cash and 3,955,272 shares of Investar common stock for an aggregate transaction value of $112.9 million. This value is based on Investar’s closing stock price on December 31, 2025 of $26.72.

The unaudited pro forma condensed combined consolidated balance sheet and statements of income, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with WFB occurred on January 1, 2024 for purposes of the unaudited pro forma condensed combined consolidated statements of income and on December 31, 2025 for purposes of the unaudited pro forma condensed combined consolidated balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of WFB at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of WFB’s tangible and identifiable intangible assets and liabilities as of the closing date and any differences could be material.

NOTE 2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

(1)	Reflects the payment of $7.2 million in cash consideration to the shareholders of WFB as a result of the merger and a reduction of $2.8 million in merger-related expenses.
(2)	Reflects an estimated interest rate fair value mark of $21.9 million on the WFB loan portfolio.
(3)	Reflects the elimination of WFB’s historical allowance for credit losses totaling $10.6 million and the $11.7 million addition to establish the initial allowance for credit losses.
(4)	Reflects the fair value of fixed assets acquired.
(5)	Represents the estimated net deferred tax asset resulting from the merger.
(6)	Reflects the elimination of WFB’s goodwill totaling $4.4 million and to record the estimated goodwill of $16.7 million resulting from the merger.
(7)	Represents the recognition of the fair value of acquired core deposit intangible of $13.6 million, net of the elimination of $0.8 million of WFB’s historical core deposit intangible.
(8)	Reflects the fair value premium on fixed maturity deposits, which was calculated by discounting future contractual payments at the current market interest rate.
(9)	Reflects the elimination of WFB’s historical discount on previously acquired trust preferred securities of $0.6 million and an adjustment to the fair market value on WFB’s trust preferred securities of $0.1 million.
(10)	Reflects the fair market value adjustment on WFB’s other borrowings of $0.1 million.
(11)	Reflects the reversal of WFB’s allowance for credit losses related to unfunded commitments and to record Investar’s accrual of allowance for credit losses related to unfunded commitments.

(12)

Reflects the elimination of WFB’s common stock account and the increase in Investar’s common stock account as a result of the issuance of 3,955,272 shares of Investar common stock as a result of the merger.

(13)

Reflects the elimination of WFB’s capital surplus account and the increase in Investar’s surplus account as a result of the issuance of 3,955,272 shares of Investar common stock as a result of the merger.

(14)	Reflects the elimination of WFB’s retained earnings of $70.7 million and to record the estimated after tax merger costs of $2.8 million expected to be incurred by Investar.
(15)	Reflects the elimination of WFB’s accumulated other comprehensive loss account.
(16)	Interest income on loans was adjusted to reflect the accretion of the non-credit discount on a level-yield method over the remaining estimated life of the loans acquired.
(17)	Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the deposits.
(18)	Adjustment to record the accretion of the discount on acquired borrowings.
(19)	Reflects the reversal of WFB core deposit intangible amortization recorded of $0.2 million for the twelve months ended December 31, 2025.
(20)

Reflects the additional depreciation expense related to the fair value of fixed assets acquired. The estimated amount of additional depreciation is $0.2 million for the twelve months ended December 31, 2025.

(21)

Reflects the amortization of the core deposit intangible based on an accelerated method over an estimated useful life. The estimated amount of the amortization is $2.0 million for the twelve months ended December 31, 2025.

(22)	Represents the net federal tax effect of the pro forma adjustments using Investar’s statutory tax rate of 21.0%.
(23)	Adjustment to eliminate WFB common shares and record Investar common shares reflecting the issuance of 3,955,272 shares at closing.

NOTE 3. PRO FORMA ALLOCATION OF PURCHASE PRICE

The following shows the pro forma allocation of the consideration paid for WFB’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction.

Preliminary Purchase Price Allocation (in thousands, except share data):
Shares of Investar common stock to be issued for shares of WFB common stock	3,955,272
Price per share, based on Investar prices as of December 31, 2025	$26.72
Pro forma value of Investar common stock to be issued	$105,685
Cash consideration	7,202
Total value of consideration	$112,887

Identifiable assets:
Cash and cash equivalents	82,912
Investment securities	51,056
Net loans	950,737
Nonmarketable equity securities	3,621
Bank premises and equipment	19,926
Core deposit intangible	13,570
Bank owned life insurance	13,740
Other assets	15,019
Total identifiable assets	1,150,581

Identifiable liabilities:
Deposits	1,023,329
Advances from Federal Home Loan Bank	64
Repurchase agreements	1,193
Notes payable	9,163
Other borrowings	15,051
Other liabilities	5,598
Total identifiable liabilities	1,054,398

Net assets acquired	96,183
Resulting goodwill	$16,704